SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               Meridian Gold Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    589975101
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 589975101                   13G                    Page 2 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Bank Investment Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   222,148
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      10,885,252
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   222,148
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   10,885,252
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,107,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  589975101                  13G                    Page 3 of 15 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      11,847,893
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   11,847,893
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,847,893
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 589975101                   13G                    Page 4 of 15 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      11,477,647
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   11,477,647
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,477,647
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 589975101                   13G                    Page 5 of 15 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Mutual Funds Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      10,885,252
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   10,885,252
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,885,252
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser and Mutual Funds Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

     Meridian Gold Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

     Meridian Gold Inc.
     5011 Meadowood Way
     Reno, Nevada 89502
     (702) 827-3777

Item 2(a) Name of Person Filing:

     1.   Royal Bank Investment Management Inc. ("RBIM")
     2.   RT Investment Management Holdings Inc. ("RTIM")
     3.   The Royal Trust Company ("RT")
     4.   Royal Mutual Funds Inc. ("RMFI")

Item 2(b) Address of Principal Business Office or, if None, Residence:

     1.   Royal Bank Investment Management Inc. ("RBIM")
          Royal Trust Tower, P.O. Box 121
          77 King Street West, Suite 3800
          Toronto, Ontario  M5K 1H1

     2.   RT Investment Management Holdings Inc.
          Royal Trust Tower, P.O. Box 97
          77 King Street West, Suite 3900
          Toronto, Ontario  M5K 1G8

     3.   The Royal Trust Company
          Royal Trust Tower, P.O. Box 7500, Station A
          77 King Street West, 6th Floor
          Toronto, Ontario M5W 1P9

     4.   Royal Mutual Funds Inc.
          Royal Trust Tower, P.O. Box 7500, Station A
          77 King Street West
          Toronto, Ontario M5W 1P9

Item 2(c) Citizenship:

          Canada

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          589975101

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     1. Royal Bank Investment Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     4. Royal Mutual Funds Inc. is a Foreign Investment Adviser and Mutual Funds Dealer that has received SEC no-action relief to file on
          Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

     (a)  Amount beneficially owned:

          1.   RBIM - 11,107,400

          2.   RTIM - 11,847,893

          3.   RT - 11,477,647

          4.   RMFI - 10,885,252

     (b)  Percent of class:

          1.   RBIM - 15.0%

          2.   RTIM - 16.0%

          3.   RT - 15.5%

          4.   RMFI - 14.7%

     (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote

                      RBIM - 222,148

            (ii)  Shared power to vote or to direct the vote

                 1.   RBIM - 10,885,252

                 2.   RTIM - 11,847,893

                 3.   RT - 11,477,647

                 4.   RMFI - 10,885,252

            (iii)  Sole power to dispose or to direct the disposition of

                      RBIM - 222,148

            (iv)  Shared power to dispose or to direct the disposition of

                 1.   RBIM - 10,885,252

                 2.   RTIM - 11,847,893

                 3.   RT - 11,477,647

                 4.   RMFI - 10,885,252

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or have the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Holdings Inc.'s subsidiary foreign investment Advisers.

3. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

4. Royal Mutual Funds Inc., a wholly-owned subsidiary of Royal Bank of Canada, is the manager of accounts and has delegated its investment duties to Royal Bank Investment Management Inc. ("RBIM"). RBIM is known to have the right to received or the power to direct the receipt of dividends from, or the proceeds from, the sale of securities in such accounts. No such account holds more than 5 percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A



Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         February 13, 2001
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Mark L. Arthur
                                                  -----------------------------
                                                           (Signature)



                                                  Mark L. Arthur/President,
                                                  Royal Bank
                                                  Investment Management Inc.
                                                  -----------------------------
                                                           (Name/Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 13, 2001
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Jennifer I. Lederman
                                                  -----------------------------
                                                           (Signature)



                                                  Jennifer I. Lederman / Senior
                                                  Vice-President,
                                                  RT Investment Management
                                                  Holdings Inc.
                                                  -----------------------------
                                                           (Name/Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 13, 2001
                                                 -----------------------------
                                                            (Date)



                                                 /s/ Jennifer I. Lederman
                                                 -----------------------------
                                                          (Signature)



                                                 Jennifer I. Lederman /
                                                 Authorized Signatory
                                                 The Royal Trust Company
                                                 -----------------------------
                                                          (Name/Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 13, 2001
                                                 -----------------------------
                                                            (Date)



                                                 /s/ M. George Lewis
                                                 -----------------------------
                                                          (Signature)



                                                 M. George Lewis/President & CEO
                                                 Royal Mutual Funds Inc.
                                                 -----------------------------
                                                          (Name/Title)